Exhibit 99.1

American Apparel Announces $80 Million Investment by Lion Capital LLP

LOS ANGELES, March 13, 2009 – American Apparel, Inc. (NYSE Alternext US: APP), a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel, today announced that it had entered into a private financing agreement with Lion Capital LLP (“Lion Capital”) for $80 million in secured second lien notes maturing December 31, 2013 with detachable warrants. The transaction is expected to close today.

“We are excited that Lion Capital, a leading private equity firm in the consumer sector, has decided to make a substantial investment in American Apparel. In light of unprecedented market conditions, we believe Lion Capital’s investment serves as a strong endorsement of our company and the tremendous potential of our brand,” said Dov Charney, Founder and CEO of American Apparel. “This investment provides us with a long term solution for our capital structure and an enhanced ability to grow our brand both domestically and internationally over the coming years. Lion Capital’s singular focus on the consumer sector and their extensive experience with growing consumer brands makes them an ideal partner as American Apparel continues to develop into a leading, global apparel brand.”

“We are extremely pleased to have the opportunity to partner with Dov and the management team at American Apparel. The strong growth of the brand over the last few years is a testament to Dov’s vision and business acumen and we believe the company will continue that exciting growth into the future, both in the United States and around the world,” said Neil Richardson, Partner of Lion Capital. “American Apparel fits well with our focus of investing in strong, differentiated consumer brands and we look forward to a successful and enjoyable collaboration with Dov and his team.”

The notes will have a coupon of 15 percent, payable in cash or payable in-kind (PIK) at the Company’s option. The notes are callable at any time at par plus accrued interest. The notes provide for a security interest in all assets of the company and its subsidiaries, subject to prior liens with respect to such assets under the Company’s existing revolving credit facility.

Lion Capital also received detachable warrants for an aggregate amount of 16 million shares of the Company’s common stock, exercisable at a strike price set at a 5 percent premium to the 30-trading day, trailing stock price average as of market close on March 12, 2009, which equates to $2.00 per share. The warrants expire in March 2016. Assuming conversion of the warrants into common stock, the warrants would equate to a pro forma ownership in American Apparel of approximately 18%.

In connection with the investment, Neil Richardson and Jacob Capps of Lion Capital intend to join the board of directors of American Apparel.

American Apparel will use the proceeds of the investment to retire in full the outstanding amounts on the Company’s existing second lien credit facility with SOF Investments, L.P. – Private IV, an affiliate of MSD Capital, L.P. Consequently, American Apparel will not issue any additional warrants to SOF Investments as provided in the December 2008 amendment to the SOF Investments credit agreement. American Apparel will use the remaining proceeds principally to reduce the outstanding balance under the Company’s revolving credit facility, repay a portion of a shareholder note, pay fees and expenses related to the transaction, and for working capital purposes.

Financo Inc. served as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as legal advisor to American Apparel in this transaction. Simpson Thacher & Bartlett LLP served as legal advisor to Lion Capital.

About American Apparel

American Apparel is a vertically integrated manufacturer, distributor, and retailer of branded fashion basic apparel based in downtown Los Angeles, California. As of February 28, 2009, American Apparel employed approximately 10,000 people and operated more than 260 retail stores in 19 countries, including the United States, Canada, Mexico, Brazil, United Kingdom, Austria, Belgium, France, Germany, Italy, the Netherlands, Spain, Sweden, Switzerland, Israel, Australia, Japan, South Korea, and China. American Apparel also operates a leading wholesale business that supplies high quality T-shirts and other casual wear to distributors and screen printers. In addition to its retail stores and wholesale operations, American Apparel operates an online retail e-commerce website at http://www.americanapparel.com.

About Lion Capital

Lion Capital is a leading investment firm focused on the consumer sector. Headquartered in London, the firm’s principals have been investing private equity capital since the early 1990s and have invested nearly €4.5 billion of equity in transactions totaling over €17 billion in value. Representative brands that Lion Capital has invested in include Jimmy Choo, Kettle Foods, Orangina Schweppes and Weetabix. The firm works in partnership with the management of the companies in which it invests to help these businesses achieve their full growth potential. For more information please visit: www.lioncapital.com.

Safe Harbor Statement

This press release by American Apparel may contain forward-looking statements which are based upon the current beliefs and expectations of our management, but are subject to risks and uncertainties, which could cause actual results and/or the timing of events to differ materially from those set forth in the forward-looking statements, including, among others: changes in the level of consumer spending or preferences or demand for our products; consequences of our significant indebtedness, including our ability to comply with our debt agreements and generate cash flow to service our debt; disruptions in the global financial markets; increasing competition; our ability to hire and retain key personnel and our relationship with our employees; suitable store locations and our ability to attract customers to our stores; effectively carrying out and managing our growth strategy; failure to maintain the value and image of our brand and protect our intellectual property rights; declines in comparable store sales; seasonality; costs of materials and labor; location of our facilities in the same geographic area; manufacturing, supply or distribution difficulties or disruptions; risks of financial nonperformance by customers; investigations, enforcement actions and litigation; compliance with or changes in laws and regulations; costs as a result of operating as a public company; material weaknesses in internal controls; interest rate and foreign currency risks; loss of U.S. import protections or changes in duties, tariffs and quotas and other risks associated with international business; our ability to upgrade our information technology infrastructure and other risks associated with the systems that operate our online retail operations; general economic and industry conditions, including worsening U.S. and foreign economic conditions and turmoil in the financial markets; and other risks detailed in our filings with the Securities and Exchange Commission, including our 2007 Annual Report on Form 10-K. Our filings with the SEC are available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact For American Apparel:

Joseph Teklits / Jean Fontana

ICR

203-682-8200

Contact For Lion Capital:

Shona Prendergast / John Sarsfield

Penrose

+(44) 20 7786 4888